March 8, 2006

Dear Stockholder,

It is my pleasure to invite you to the 2006 Annual Meeting of Stockholders of Autoliv, Inc. which will be held on Thursday, May 4, 2006, at The Ritz-Carlton Hotel, 160 East Pearson Street, Chicago, Illinois, 60611 USA commencing at 9.00 a.m. local time.

Information regarding the matters to be voted upon at the meeting is contained in the formal notice of the meeting and proxy statement on the following pages.

It is important that your shares be represented at this meeting. Therefore, please mark, sign, date and return the accompanying proxycard promptly in the enclosed postage-paid envelope. This way your shares will be voted as you direct even if you cannot attend the meeting.

A public news release covering voting results will be available after the meeting.

The Autoliv, Inc. Annual Report for the fiscal year ended December 31, 2005 is being distributed to stockholders with this proxy statement.
Sincerely,

S. Jay Stewart
Chairman of the Board
Autoliv, Inc.

Notice of Annual Meeting of Stockholders

The Annual Meeting of Stockholders of Autoliv, Inc. ("Autoliv" or the "Company") will be held on, Thursday, May 4, 2006, commencing at 9.00 a.m. local time at The Ritz-Carlton Hotel, 160 East Pearson Street, Chicago, Illinois, 60611 USA, to consider and vote upon:

1. Reelection of four directors for a term of office expiring on the date of the Annual Meeting of Stockholders in 2009 (see page 5).

2. Ratification of the appointment of Ernst & Young AB as the Company's independent auditors for the fiscal year ending December 31, 2006 (see page 18).

3. Any other business that may properly come before the meeting and/or any adjournment thereof.

The close of business on March 7, 2006 has been fixed as the record date for the annual meeting (the "Record Date"). All stockholders of record at the close of business on that date are entitled to be present and vote at the meeting and/or any adjournment thereof.

Attendance at the annual meeting will be limited to stockholders of record, beneficial owners of Company common stock entitled to vote at the meeting having evidence of ownership, a maximum of one authorized representative of an absent stockholder, and invited guests of management. Any person claiming to be an authorized representative of a stockholder must, upon request, produce written evidence of such authorization.

The meeting will be conducted pursuant to the Company's by-laws and rules of order prescribed by the Chairman of the annual meeting.

By order of the Board of Directors

March 8, 2006

Jörgen I. Svensson
Vice President for Legal Affairs,
General Counsel and Secretary

AUTOLIV, INC.
Box 70381, SE-107 24 Stockholm, Sweden

Proxy Statement

March 8, 2006

Solicitation of Proxies

The principal executive offices of the Company are located at World Trade Center, Klarabergsviadukten 70, SE-107 24 Stockholm, Sweden. The Company's telephone number is +46 (8) 587 20 600. The date of this Proxy Statement is March 8, 2006, the approximate date on which this Proxy Statement, the accompanying Proxy and the Annual Report for the fiscal year ended December 31, 2005, including financial statements, are first being sent or given to stockholders entitled to vote at the meeting. This Proxy Statement is furnished in connection with the solicitation by the Company's Board of Directors (the "Board") of proxies for use at its Annual Meeting of Stockholders, to be held on Thursday, May 4, 2006, commencing at 9.00 a.m. local time at The Ritz-Carlton Hotel, 160 East Pearson Street, Chicago, Illinois, 60611, USA, and at any adjournment thereof (the "2006 Annual Meeting" or the "meeting").

The shares represented by all properly executed and unrevoked proxies received in proper form in time for the meeting will be voted. Each stockholder is entitled to one vote for each share of common stock held on the Record Date. Shares will be voted in accordance with stockholders' instructions in the accompanying proxy. If no specific instructions are given, the proxies will vote the shares in accordance with the Board's recommendations, which are noted herein, to the extent permitted by applicable law and the listing requirements of the New York Stock Exchange. Any proxy given may be revoked at any time before it is voted at the meeting. Directors will be elected by a plurality of the votes of the shares present at the meeting in person or by proxy and entitled to vote thereon. Votes withheld as to one or more nominees will not be counted as votes cast for such individuals. Any other proposal brought before the meeting will be decided by a majority of votes represented at the meeting and entitled to vote thereat. Consequently, abstentions and broker non-votes (i.e., votes withheld by brokers in the absence of instructions from beneficial holders) will not be counted for purposes of determining whether a proposal has been approved, but will be counted for purposes of establishing a quorum at the meeting.

The Company will bear the cost of the solicitation. In addition to solicitation by mail, the Company will request banks, brokers and other custodian nominees and fiduciaries to supply proxy materials to the beneficial owners of the Company's common stock of whom they have knowledge, and will reimburse them for their expenses in so doing. Certain directors, officers and other employees of the Company, not specially employed for the purpose, may solicit proxies, without additional remuneration therefore, by personal interview, mail, telephone or facsimile.

In addition, the Company has retained Georgeson Shareholder Communications Inc. to assist in the solicitation for a fee of $11,000 plus expenses, and WM-data AB for a fee of $45,000 plus expenses.

1. Election of Directors

The Company's by-laws provide that the size of the Board shall be fixed from time to time exclusively by the Board. To the extent practicable, one-half of the directors are to be citizens of the United States and one-half of the directors are to be nationals of Sweden or other member states of the European Union. The Board presently consists of eleven members, divided into three classes serving staggered three-year terms. Directors in each class are elected on a rotating basis at the annual stockholders meeting at which the term for such class expires.

Listed below as nominees for reelection at the 2006 Annual Meeting for three-year terms are George A. Lorch, James M. Ringler, Tetsuo Sekiya and Per Welin whose present terms will expire at that time.

Messrs. Lorch, Ringler, Sekiya and Welin presently serve as directors, and the Company has not been advised by either of them that they will not serve if elected.

THE BOARD RECOMMENDS A VOTE "FOR" THE NOMINEES FOR DIRECTORS.

The Board, Meeting Attendance and Compensation of Directors

The Board currently consists of eleven members, ten of whom are independent directors under applicable rules of the New York Stock Exchange, the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated by the Securities and Exchange Commission (the "SEC"). The Board met five times during the year ended December 31, 2005. All incumbent directors participated in more than 75 percent of the meetings of the Board and Board committees of which they were members, and all but one of the incumbent directors were present at all meetings of the Board and Board Committees of which they were members. The Board has adopted Corporate Governance Guidelines to assist the Board in the exercise of its responsibilities.

Under the Corporate Governance Guidelines the Company policy is that directors attend the Annual General Meeting of Stockholders. All but one of the directors participated in the 2005 Annual General Meeting of Stockholders. The Board has further adopted a Code of Conduct and Ethics for Directors to assist the individual directors in fulfilling their duties as members of the Board.

Since 1998 the Company has also had a Code of Conduct and Ethics that applies to all employees of the Company and the Company has a Code of Conduct and Ethics for Senior Officers.

The Corporate Governance Guidelines and the Codes are posted on the Company's Corporate Website www.autoliv.com - Governance. The Corporate Governance Guidelines and the Codes can also be obtained in print by request from the Company using the contact details below.

The Board has determined that Messrs. Aronson, Carlsson, Johnston, Kunerth, Lorch, Nyberg, Ringler, Sekiya, Stewart and Welin qualify as independent directors.

None of the independent directors have a relationship with the Company other than being a director and/or a shareholder.

Mr. Stewart has been elected Chairman of the separate sessions of independent directors.

The independent directors met in separate sessions five times in 2005.

Any interested party who desires to communicate with the Board or the independent directors regarding the Company can do so under the following address:

Board/Independent Directors
c/o Vice President Legal Affairs
Autoliv, Inc.
Box 70381
SE-107 24 Stockholm, Sweden
Phone: +46 8 587 20608
Fax: +46 8 587 20633
E-mail: jorgen.svensson@autoliv.com

Contact can be made anonymously and communication with the Board or the independent directors is not screened. The Chairman of the Board and the sessions of independent directors receive all such communication after it has been determined that the content represents a message to the Chairman.

Directors who are employees of the Company or any subsidiary thereof do not receive any compensation for service on the Board or Board committees. Non-employee directors receive for their services a retainer of $100,000 per year, plus a fee of $1,500 for each Board meeting attended. The Chairman of the Board receives a retainer of $200,000 per year, plus a fee of $1,500 for each Board meeting attended.

In addition, non-employee directors who are chairmen of the Compensation Committee and the Nominating and Corporate Governance Committee each receives additional annual retainers of $5,000 and the chairman of the Audit Committee receives an additional annual retainer of $20,000; and each committee chairman and members receives $1,500 for attendance at a committee meeting.

Non-employee directors can elect to defer receipt of a pre-determined percentage of their compensation under the Autoliv, Inc. 2004 Non-Employee Director Stock-Related Compensation Plan.

Nominees for Directors at the May 2006 Annual Meeting

George A. Lorch, age 64, has been a director of Autoliv since June 2003. Mr. Lorch is Chairman Emeritus of Armstrong Holdings, Inc., a global company that manufactures flooring and ceiling materials, since 2000. From May 2000 to August 2000 he was Chairman and Chief Executive Officer of Armstrong Holdings, Inc., and its President and Chief Executive Officer from September 1993 to May 1994. He was Chairman of Armstrong World Industries, Inc. from May 1994 to May 2000, its President and Chief Executive from September 1993 to May 2000 and a Director from 1988 to November 2000. Mr. Lorch serves on the Boards of Pfizer, Inc., Williams Companies, Inc., HSBC North America Holding Company and HSBC Finance Co. the non-public, wholly owned subsidiaries of HSBC LLP. Mr. Lorch holds a Bachelor of Science degree in business administration from the Virginia Polytechnic Institute.

James M. Ringler, age 60, has been a director of Autoliv since January 2002. He was prior to his retirement Vice Chairman of Illinois Tool Works Inc. between 1999 and 2004. Prior to joining Illinois Tool Works, Mr. Ringler was Chairman, President and Chief Executive Officer of Premark International, Inc., which merged with Illinois Tool Works in November 1999. Mr. Ringler joined Premark in 1990 and served as Executive Vice President and Chief Operating Officer prior to becoming the CEO in 1996. He serves on the boards of Dow Chemical Company, FMC Technologies, Inc., Corn Products International and he is the Chairman of the Board of NCR Corporation. He also serves on the board of the Manufacturers Alliance for Productivity and Innovation (MAPI). Mr. Ringler holds a Bachelor of Science degree in business administration and an M.B.A. degree in finance from the State University of New York.

Tetsuo Sekiya, age 71, has been a director of Autoliv since April 2001. He presently also serves as Advisor to the Board of NSK Ltd, a leading global manufacturer of bearings and automotive parts, of which he was Chairman between July 2002 and June 2004 and President & CEO between June 1994 and June 2002. Mr. Sekiya also serves as Advisor to the Japan Bearing Industrial Association, as an Executive Member of the Board of Directors of Nippon Keidanren, the Japan Federation of Economic Organizations, Director of Taisei Corporation, one of Japan's major construction firms, and President of the Japan-Poland Economic Committee. Mr. Sekiya, who holds a Bachelor of Science degree in Economics from Keio University, was honored in 1998 with the Medal of Blue Ribbon from His Majesty, the Emperor of Japan, in recognition of his outstanding service to the industry in Japan.

Per Welin, age 69, has been a director of Autoliv since May 1997 and of Autoliv AB since 1995. Mr. Welin served as Executive Vice President and director of the investment company L-E Lundberg-foretagen AB from 1991 to 1998 and has been Chairman of the Board of L-E Lundberg-foretagen AB since 1998. Mr. Welin has a Master of Science degree in Engineering Physics from the Chalmers Institute of Technology in Gothenburg, from which he also holds a licentiate of engineering degree in applied thermo- and fluid dynamics. He also holds an M.B.A. from the Gothenburg School of Economics.

Incumbent Directors - Terms Expiring at the 2007 Annual Meeting

Per-Olof Aronson, age 76, has been a director of Autoliv since May 1997. He was a director of Autoliv AB from Autoliv's initial public offering in 1994. Mr. Aronson worked in the aluminum company Granges AB between 1956 and 2000, where he held various senior executive positions, including three years as Technical Director and 11 years as President and Chief Executive Officer. Mr. Aronson was from1995 to 2000 Vice Chairman of SAPA AB (formerly known as Granges). Mr. Aronson holds a graduate degree in Chemical Engineering from the Royal Institute of Technology (KTH) in Stockholm.

Walter Kunerth, age 65, has been a director of Autoliv since August 1998. Professor Kunerth is also a member of the Supervisory Board of Gildemeister AG and Chairman of the Supervisory Boards of Götz AG and Paragon AG. For more than 20 years, Professor Kunerth held various Senior executive positions at Siemens AG in Germany, including as a member of Siemens' Corporate Executive Board (1993-97), President of Siemens' Automotive Systems Group (1988-93) and head of Siemens' Automotive Electronics Division. He holds a doctorate degree in Engineering from the University of Stuttgart and has been named Honorary Professor by the university.

Lars Nyberg, age 54, has been a director of Autoliv since October 2004. Mr. Nyberg has been the Chairman and Chief Executive Officer of NCR from 1995 until 2003, and a non-executive Chairman of NCR Corporation between 2003 and 2005. He is Chairman of Micronics Laser Systems AB, a world-leading manufacturer of high-end laser pattern generators for the production of photomasks, and of IBS AB, a world-leading provider of supply-chain management solutions, both listed on the Stockholm Stock Exchange. Lars Nyberg also serves as a Director on the Boards of Sandvik AB, a Swedish-based engineering company with world-leading positions in tools for metalworking, listed on the Stockholm Stock Exchange; of Snap-on Inc., a leading global manufacturer of tools and equipment for the automobile industry and other professional tool users; and on the Board of DataCard Corporation, the world leader in Secure ID and Card personalization. Mr. Nyberg, is a graduate in Business Administration from the University of Stockholm.

Lars Westerberg, age 57, has been a director and President and Chief Executive Officer of Autoliv, Inc. since February 1999. From 1994 until he assumed his positions with Autoliv, he was President and Chief Executive Officer of Granges AB, a Swedish- based aluminum and plastics company listed on the Stockholm Stock Exchange. From 1991 to 1994 he held the same positions at the publicly-traded welding company Esab AB. He started his employment at Esab in 1984 and held several executive positions, including President of Esab's North American subsidiary. He is the Chairman of the Board of Husqvarna AB. He is a director of Plastal AB, a Swedish supplier of automotive plastic components, and Haldex AB, a listed Swedish automatic braking and transmission supplier. Mr. Westerberg holds a Master of Science degree in Electrical Engineering from the Royal Institute of Technology (KTH) in Stockholm and an M.B.A. from the University of Stockholm.

Incumbent Directors - Terms Expiring at the 2008 Annual Meeting

Sune Carlsson, age 64, has been a director of Autoliv since June 2003. Mr. Carlsson has been the President, Chief Executive Officer and Director of AB SKF, a listed Swedish-based leading global supplier of products, customer solutions and services in the rolling bearing, seals and related businesses. Prior to that Mr. Carlsson held several executive positions in Asea and ABB in Switzerland. Mr. Carlsson is Chairman of the Board of Atlas Copco AB, a Swedish-based industrial company. Mr. Carlsson also serves on the boards of Investor AB - Sweden's largest industrial holding company and Scania AB - the heavy truck maker, all three companies listed on the Stockholm Stock Exchange. Mr. Carlsson holds a Master of Engineering Degree from the Chalmers University of Technology in Gothenburg, Sweden.

William E. Johnston Jr., age 65, has been a director of Autoliv since December 2005. Until August 2004, Mr. Johnston served as a director and as Chairman of the Supervisory Board of Salins Europe S.A., a privately-held producer and distributor of salt products in Europe. Mr. Johnston was President, Chief Operating Officer and a director of Morton International, Inc., a manufacturer of specialty chemicals and salt, from October 1995 until June 2000 when he retired. From June 1999 until June 2000, he was also Senior Vice President of Rohm & Haas Co., a Philadelphia-based specialty chemical company which acquired Morton International, Inc. in 1999. Mr. Johnston had previously served at Morton in several executive positions including Executive Vice President of Administration from 1993 until 1995, and President, Salt Group from 1984 until 1993. Since 1997, Mr. Johnston has s erved on the Board of Directors of Unitrin, Inc., a NYSE listed insurance company. Mr. Johnston holds an M.B.A. from the University of Chicago.

S. Jay Stewart, age 68, has been a director of Autoliv since May 1997 and has served as the Chairman of the Board, since April 2001. He was Chairman and Chief Executive Officer of Morton International, Inc. from April 1994 through October 1999, and was a director of Morton between 1989 and 1999. Mr. Stewart was President and Chief Operating Officer of Morton International, Inc. from 1989 through March 1994. He is a director of HSBC North America Holdings, Inc. Mr. Stewart holds a Bachelor of Science degree in Chemical Engineering from the University of Cincinnati and an M.B.A. from West Virginia University.

Committees of the Board

There are three standing committees of the Board: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. All Audit, Compensation and Nominating and Corporate Governance committee members are determined by the Board to qualify as independent directors under applicable rules of the New York Stock Exchange, the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated by the SEC.

The Audit Committee appoints in its sole discretion (subject to stockholder ratification) the Company's independent auditors and is responsible for the compensation, retention and oversight of the work of the independent auditors and for any special assignments given to such auditors. The committee also reviews the annual audit and its scope, including the independent auditor's letter of comments and management's responses thereto; approves any non-audit services provided to the Company by its independent auditors; reviews possible violations of the Company's business ethics and conflicts of interest policies; reviews any major accounting changes made or contemplated; and the effectiveness and efficiency of the Company's internal audit staff. In addition, the committee confirms that no restrictions have been imposed by Company personnel on the scope of the independent auditors' examinations. Members of this committee are Messrs. Welin (Chairman), Aronson, Carlsson, Kunerth, Lorch, Nyberg and Stewart. The committee met seven times in 2005.

The Compensation Committee advises the Board of the Company with respect to the compensation to be paid to the directors of the Company and approves and advises the Board with respect to the terms of contracts to be entered into with the senior executives of the Company. The Committee also administers the Company's cash and stock incentive plan. Members of this committee are Messrs. Ringler (Chairman), Aronson, Carlsson, Johnston, Lorch, Sekiya and Stewart. The committee met twice in 2005.

The Nominating and Corporate Governance Committee identifies and recommends individuals qualified to serve as members of the Board and assists the Board in reviewing the composition of the Board and its committees, monitoring a process to assess Board effectiveness and developing and implementing the Company's Corporate Governance Guidelines. The Committee will consider Stockholder nominees for election to the Board if timely advance written notice of such nominees is received by the Secretary of the Company at its principal executive offices in accordance with the Company's by-laws, a copy of which may be obtained by written request to the Company's Secretary. Members of this Committee are Messrs. Stewart (Chairman), Johnston, Kunerth, Nyberg, Ringler, Sekiya and Welin. The committee met three times in 2005.

Audit Committee Report

The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight of the Company's accounting functions and internal controls. The Audit Committee acts under a written charter first adopted and approved by the Board of Directors in 2000 and subsequently amended last in December 2003. The Charter is also posted on the Company's Corporate Website www.autoliv.com - Governance. Each of the members of the Audit Committee is independent and is qualified to serve on the Committee pursuant to the requirements of the New York Stock Exchange, the Sarbanes-Oxley Act of 2002 and the rules and regulations as promulgated by SEC. Each of the members possesses financial literacy and accounting or related financial management expertise, and Messrs. Nyberg and Welin are determined by the Board to qualify as audit committee financial experts. The Audit Committee appoints the Company's independent auditors.

The Audit Committee reviews the Company's financial reporting process on behalf of the Board of Directors. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements contained in the 2005 Annual Report on Form 10-K with the Company's management and independent accountants. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent accountants are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.

The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees," as amended. In addition, the Company's independent accountants provided to the Audit Committee the written disclosures required by the Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees" and the Audit Committee discussed with the independent accountants their independence. The Audit Committee also concluded that the independent auditors' provision of non-audit services to the Company is compatible with the independent auditors' independence. In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2005, for filing with the SEC.

The Audit Committee can be contacted regarding accounting issues as follows:
The Audit Committee
c/o Vice President Legal Affairs
Autoliv, Inc.
Box 70381
SE-107 24 Stockholm, Sweden
Phone: +46 8 587 20608
Fax: +46 8 587 20633
E-mail: jorgen.svensson@autoliv.com

Contacts can be made anonymously and communication with the Committee is not screened. The Chairman of the Committee will receive all such communication after it has been determinated that the contents represent a message to the Chairman.

Per Welin, Chairman
Per-Olof Aronson
Sune Carlsson
Walter Kunerth
George A. Lorch
Lars Nyberg
S. Jay Stewart

Nominating and Corporate Governance Committee Report

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for identifying and recommending to the Board individuals qualified to serve as directors of the Company and on committees of the Board. The Committee further advises the Board on composition, and procedures of committees, and is responsible for the development of the Company's Corporate Governance Guidelines and the oversight of the evaluation of the Board and its committees as well as the Company's management.

The Nominating and Corporate Governance Committee acts under a written charter first adopted and approved by the Board of Directors in 2002 and subsequently amended in December 2003. A copy of the Charter is available on the Company's Corporate Website at www.autoliv.com - Governance. Each of the members of the Committee is independent and qualified to serve on the Committee pursuant to the requirements of the New York Stock Exchange, the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated by the SEC.

In 2005 one new director was appointed to fill a vacancy on the Board of Directors pursuant to the By-laws of the Company. Mr. Johnston was proposed to the Nominating and Corporate Governance Committee by S. Jay Stewart, the Chairman of the Board of Directors of the Company.

The candidate met with the Chairman of the Board and management of the Company. The Committee evaluated the proposed candidate and determined that he had the necessary skills, experiences and qualifications to fulfil the duties on the Board. The Committee thereafter recommended to the Board to appoint the candidate to be a member of the Board of Directors.

The Board determined that the candidate qualified as independent under applicable rules of the New York Stock Exchange, the Sarbanes-Oxley Act of 2002 and rules and regulations promulgated by SEC. The directors nominated for reelection, Messrs. Lorch, Ringler, Sekiya and Welin have been reviewed and recommended for re-election by the Committee. In case of Mr. Sekiya, the Committee and the Board has decided to waive the Company's director retirement policy because Mr. Sekiya is in excellent health and his vast experience, knowledge, expertise and seniority is very important and continue to be valuable to the Board and the Company. Seniority is of particular value in Japan and Asia.

The Nominating and Corporate Governance Committee will consider director candidates nominated by stockholders so long as such nominations are submitted to the Committee by stockholders in accordance with Article II, Section 6 of the By-laws of the Company. In considering candidates submitted by stockholders, the Committee will take into consideration the need of the Board and the qualifications of the candidate. Qualifications of director candidates that are considered by the Committee include an attained position of leadership in the candidates area of expertise, business and financial experience relevant to the Company, possession of demonstrated sound business judgment, expertise relevant to the Company's line of businesses, independence and ability to serve on standing Committees and the ability to serve the interests of all stockholders.

The Nominating and Corporate Governance Committee identifies potential nominees by asking current directors and executive officers to notify the Committee if they become aware of persons, meeting the criteria described above, who have had a change in circumstances that might make them available to serve on the Board - for example, retirement as a CEO or CFO of a public company or exiting government or military service. The Nominating and Corporate Governance Committee also, from time to time, engages firms that specialize in identifying director candidates. As described above, the Committee will also consider candidates recommended by stockholders. Once a person has been identified by the Committee as a potential candidate, the Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Nominating and Corporate Governance Committee determines that the candidate warrants further consideration, the Chairman or another member of the Committee contacts the person. Generally, if the person expresses a willingness to be considered and serve on the Board, the Nominating and Corporate Governance Committee requests information from the candidate, reviews the persons' accomplishments and qualifications, including in light of any other candidates that the Committee might be considering, and conducts one or more interviews with the candidate. In certain instances, Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate's accomplishments. The Committee's evaluation process does not vary based on whether or not a candidate is recommended by a stockholder.

The Nominating and Corporate Governance Committee can be contacted as follows:
The Nominating and Corporate Governance Committee
c/o Vice President Legal Affairs
Autoliv, Inc.
Box 70381
SE-107 24 Stockholm, Sweden
Phone: +46 8 587 20608
Fax: +46 8 587 20633
E-mail: jorgen.svensson@autoliv.com

Contacts can by made anonymously and communication with the Committee is not screened. The Chairman of the Committee receives all such communication after it has been determined that the content represents a message to the Chairman.

S. Jay Stewart, Chairman
William E. Johnston Jr.
Walter Kunerth
Lars Nyberg
James M. Ringler
Tetsuo Sekiya
Per Welin

Voting Securities and Principal Holders Thereof

On March 7, 2006, the Record Date for the 2006 Annual Meeting, there were 83,338,984 shares of common stock outstanding, each entitled to one vote. Only stockholders of record on that date will be entitled to vote at the meeting. The Company has no other class of equity securities outstanding.

As of the date of this proxy statement, five stockholders were known to the Company to beneficially own more than 5% of the Company's common stock. As of December 31, 2005, Barclays Global Investors, N.A., Fremont Street, San Francisco, CA 94105-2228, USA, was known to hold 8,446,335 shares of common stock, representing 10.1 percent, Iridian Asset Management LLC, 276 Post Road West, Westport CT 06880-4704, USA, was known to hold 5,982,215 shares of common stock, representing 7.1 percent, LSV Asset Management, 1 N. Wacker Drive, Suite 4000, Chicago, IL 60606, USA was known to hold 4,885,917 shares of common stock, representing 5.8 percent of all common stock, Blavin & Company, Inc., 7025 N. Scottsdale Road, Suite 230, Scottsdale, Arizona 85253, USA, was known to hold 4,328,700 shares of common stock, representing 5.2 percent, and Goldman Sachs & Co., 85 Broad Street, New York, NY 10004, USA was known to hold 4,270,759 shares of common stock, representing 5.1 percent of all common stock.

Shares beneficially owned 1) 2)
Per-Olof Aronson	8,000
Sune Carlsson	303
William E. Johnston Jr.	0
Halvar Jonzon	30,210
Walter Kunerth	0
George A. Lorch	303
Magnus Lindquist	6,000
Benoît Marsaud	37,046
Lars Nyberg	0
James M. Ringler	964
Tetsuo Sekiya	2,600
S. Jay Stewart	78,459
Jörgen I. Svensson	12,000
Per Welin	8,534 4)
Lars Westerberg	241,500

All directors, nominees and	520,246
executive officers as a group3)

1) All amounts shown represent less than 1% of the outstanding shares of the Company.
2) Includes shares issuable upon exercise of options exercisable within 60 days as follows: Halvar Jonzon 30,210, Magnus Lindquist 6,000, Benoit Marsaud 29,500 shares, Jörgen I. Svensson 12,000 shares, Lars Westerberg 196,500 shares.
3) Includes 356,545 shares issuable upon exercise of options exercisable within 60 days.
4) Includes 4,703 deferred stock units.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised exclusively of directors who are not and have never been Company employees and who qualify as independent directors under applicable rules of the New York Stock Exchange, the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated by the SEC. No executive officer of the Company served as a member of the Compensation Committee of another entity, one of whose executive officers served on the Compensation Committee of the Company. No executive officer of the Company served as a director of another entity, one of whose executive officers served on the Compensation Committee of the Company. No executive officers of the Company served as a member of the Compensation Committee of another entity, one of whose executive officers served as a director of the Company.

Executive Compensation

 Compensation Committee Report

The Compensation Committee of the Board advises the Board regarding senior officers' compensation and administers the Company's cash and stock incentive compensation strategy. The purpose of this plan and the objectives of the Committee are to:

  provide competitive compensation programs so as to be able to attract, retain and motivate top management talent, pay for performance, motivating both long- and short-term performance on behalf of Company stockholders, place greater emphasis on at-risk incentive compensation than on fixed salaries, particularly for senior executives, base the incentive compensation of business unit or subsidiary executives on the performance of their operations, while including a component which recognizes overall Company performance, and join stockholder and management interests.
To further these objectives, the compensation of senior executive officers includes three components: (1) base salaries, (2) annual bonus programs, and (3) a stock incentive program. The Committee has consulted with an independent compensation consulting firm for advice in regard to the total compensation of the Company's senior executive officers.

The Compensation Committee acts under a written charter first adopted and approved by the Board of Directors in 2002 and subsequently amended in December 2003. A copy of the Charter is available on the Company's Corporate Website at www.autoliv.com - Governance.

Base Salaries

The Committee recommends salaries for senior executive officers based on data on competitive comparable salaries received from independent compensation consultants, position and individual performance.

Annual Bonus Programs

The Committee determined annual bonus payments for 2005 based on performance during 2005. Under the annual bonus program applicable to senior executive officers, award levels may range from zero to 100 % of their base salaries as of the beginning of the performance periods depending on salary grade and attainment of Company and applicable business unit and subsidiary profit targets as approved by the Committee. Based on these factors and the terms of such annual bonus programs, the Committee approved bonus payments to senior executive officers for 2005 varying from 24% to 50% of their base salaries with a median of 36%.

Stock Incentive Plan

For 2005, the Committee authorized stock option and restricted stock units ("RSU") grants to selected officers of the Company and its subsidiaries. All options granted for 2005 are for 10 year terms with an exercise price equal to the market price on the date of grant, and become exercisable after one year of continued employment following the grant date. All RSU's granted vest after three years and are conditional upon the optionee not having given notice of termination of employment prior to such date. The RSUs are otherwise subject to the terms and conditions under the Stock Incentive Plan. Executive officers received option grants for 2005 ranging from 3,000 shares to 30,000 shares, and received RSU grants ranging from 1,000 shares to 10,000 shares, (see "Option Grants in Last Fiscal Year").

Chief Executive Officer

The compensation paid to the Company's Chief Executive Officer, Mr. Lars Westerberg, for 2005 was determined based on information on competitive comparable compensation levels received from an independent compensation consultant.

For 2005, the Committee approved a stock option grant of 30,000 shares and a RSU grant of 10,000 shares of common stock of the Company to Mr. Westerberg, a cash compensation at an annual rate of SEK 7,500,000 (USD 1,004,998), and an annual performance bonus of SEK 3,750,000 (USD 502,499) with a maximum of SEK 7,500,000 (USD 1,004,998).

Limitation on Deductibility of Certain Compensation

Section 162(m) of the Internal Revenue Code of 1986 as amended (the "Code") generally disallows a tax deduction to public companies for annual compensation over $1 million paid to their chief executive officers and the four other most highly compensated executive officers that is not "performance-based" (as defined in the Code).

It is the Committee's general policy to avoid the loss of tax deductibility whenever compliance with Section 162(m) would be consistent with the Company's incentive compensation objectives.

Consequently, the employee incentive compensation programs in which the Company's most highly compensated officers participate have been structured to comply with the Code's definition of performance-based compensation. To qualify as performance-based under the Code, compensation payments must be made pursuant to a plan that is administered by a committee of outside directors and must be based on achieving objective performance goals. In addition, the material terms of the plan must be disclosed to and approved by stockholders, and the Committee must certify that the performance goals were achieved before payments can be awarded.

Notwithstanding its general policy, however, the Committee retains the discretion to authorize incentive payments that may not be deductible if it believes that doing so would be in the best interest of the Company and its stockholders.

The Compensation Committee can be contacted as follows:

The Compensation Committee
c/o Vice President Legal Affairs
Autoliv, Inc.,
Box 70381
SE-107 24 Stockholm, Sweden
Phone: +46 8 587 20608
Fax: +46 8 587 20633
E-mail: jorgen.svensson@autoliv.com

Contacts can by made anonymously and communication with the Committee is not screened. The Chairman of the Committee receives all such communication after it has been determined that the content represents a message to the Chairman.

James M. Ringler, Chairman
Per-Olof Aronson
Sune Carlsson
William E. Johnston Jr.
George A. Lorch
Tetsuo Sekiya
S. Jay Stewart

Stock Performance Graph (1)

The following graph compares the cumulative stockholder returns on the Company's common stock with Standard & Poor's 500 Index and Standard & Poor's Auto Parts & Equipment Index.

1) Dividends at a rate of $3.34 per share of common stock were paid during the period and are included in the cumulative return on the Company common stock.

Summary Compensation Table (USD) 1)

	Annual Compensation				Long-Term Compensation		All Other Compensation
Name and Principal Position	Fiscal year	Salary	Bonus2)	Other Ann. Comp.	Securities Underlying Options	Restricted Stock Units 3)	4)

Lars Westerberg Chief Executive Officer	2005 2004 2003	1,004,998 924,529 802,698	501,997 870,416 679,200	0 0 0	30,000 30,000 37,500	10,000 10,000 12,500	1,688,397 1,376,134 1,157,921

Benoît Marsaud Vice President Manufacturing Pres. Autoliv Europe	2005 2004 2003	449,037 390,916 343,662	149,012 268,925 216,432	0 0 0	6,000 6,000 7,500	2,000 2,000 2,500	155,395

Magnus Lindquist Chief Financial Officer	2005 2004 2003	345,719 319,506 277,857	103,077 174,097 135,836	0 0 0	6,000 6,000 7,500	2,000 2,000 2,500	122,342 121,400 84,807

Halvar Jonzon Vice President Purchasing	2005 2004 2003	268,000 258,324 228,460	93,707 167,979 148,185	0 0 0	6,000 6,000 7,500	2,000 2,000 2,500	237,582 240,698 123,939

Jörgen I. Svensson Vice President Legal Affairs, General Counsel and Secretary	2005 2004 2003	265,320 248,807 216,111	80,320 147,313 123,487	0 0 0	6,000 6,000 7,500	2,000 2,000 2,500	105,592 297,478 61,061

1) The amounts contained in the table below were paid either in Swedish Krona or Euro.
All amounts have been converted to dollars using the following exchange rates:
2005 - 1 USD = 7.4627 SEK = 0.8045 EUR
2004 - 1 USD = 7.3551 SEK = 0.8058 EUR
2003 - 1 USD = 8.098 SEK = 0.8875 EUR
2) Bonuses are normally paid the year following the year earned after decision by the Compensation Committee.
3) The RSUs are subject to the terms and conditions of the Stock Incentive Plan and generally vest after three years from the grant date. At December 31, 2005, Mr. Westerberg held 32,500 RSUs with a fair market value of $ 1,476,150 and Messrs. Marsaud, Lindquist, Jonzon and Svensson each held 6,500 RSUs with a fair market value of $ 295,230.
4) All other compensation consists of premiums covering supplemental health insurance, pension premiums covering early retirement from the age of 60 and/or complementary pension benefits after the age of 65, (see "Pension Plans"). For Mr. Svensson the amount for 2004 includes $ 200,000, which is a non-recurring payment for intellectual property.

Option Grants in Last Fiscal Year

	Individual Grants1)
Name and	Number of	% of Total	Exercise	Expiration	Potential Realizable Value
Principal	Securities	Options	or Base	Date	at assumed Annual Rates
Position	Underlying	Granted	Price		of Stock Price Appreciation
	Options	to Employees	(per share)		for Option Term2)
	Granted	in Fiscal year			5%	10%

Lars Westerberg Chief Executive Officer	30,000	10.1	$47.46	01/10/2015	895,200	2,569,200

Benoît Marsaud Vice President Manufacturing President Autoliv Europe	6,000	2.0	$47.46	01/10/2015	179,040	513,840

Halvar Jonzon Vice President Purchasing	6,000	2.0	$47.46	01/10/2015	179,040	513,840

Magnus Lindquist Chief Financial Officer	6,000	2.0	$47.46	01/10/2015	179,040	513,840

Jörgen I. Svensson Vice President Legal Affairs, General Counsel and Secretary	6,000	2.0	$47.46	01/10/2015	179,040	513,840

1) For 2005, all senior executive officers of the Company as a group received 78,500 options and 26,167 RSU's, and all employees of the Company (other than executive officers) as a group received 217,532 options and 72,512 RSUs.
2) The amounts shown in these two columns represent potential realizable values based upon the assumed rates of stock price appreciation that are set by SEC rules and are not intended to forecast the future appreciation of the Company's common stock.

Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values

Name	Shares acquried on Excercise	Value Realized	Number of Securities Underlying Unexercised Options At Fiscal Year-End Excercisable/Unexercisable	Value of Unexercised In-The-Money Options At Fiscal Year-End $ Exercisable/Unexercisable

Lars Westerberg Chief Executive Officer	0	n/a	166,500/30,000	3,723,120/0

Benoît Marsaud V.P. Manufacturing President Autoliv Europe	13,364	600,245	23,500/6,000	466,010/0

Halvar Jonzon Vice President Purchasing	0	n/a	24,210/6,000	486,195/0

Magnus Lindquist Chief Financial Officer	0	n/a	6,000/6,000	30,960/0

Jörgen I. Svensson Vice President Legal Affairs, General Counsel and Secretary	0	n/a	6,000/6,000	30,960/0

Equity Compensation Plans 1)

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights 3)	Weighted-average exercise price of outstanding options, warrants and rights 4)	Number of securities remaining available for future issuance (a)
Equity compensation plans approved by security holders 2)	1,337,858	$32.45	2,134,910 5)
Equity compensation plans not approved by security holders	-	-	-
Total	1,377,858	$32.45	2,134,910

1) All information as of December 31, 2005.
2) Consists of Autoliv, Inc. 1997 Stock Incentive Plan.
3) Includes 298,265 shares of common stock issuable upon the vesting and conversion of RSU.
4) Excludes vested and converted RSUs referred to in note 3 above.
5) Includes 2,134,910 shares of common stock available for future issuance under the Autoliv, Inc. 1997 Stock Incentive Plan.

Termination of Employment and Change of Control Severance Agreements

Senior Executive Officers including Messrs. Westerberg, Lindquist, Jonzon, Marsaud and Svensson named in the Summary Compensation Table have Service Agreements with the Company that provide for a notice of termination of employment by the Company of 24 months for Mr. Westerberg, and a notice of 18 months and in addition a payment of one year's severance calculated as described below for other Senior Executive Officers including Messrs. Lindquist, Jonzon, Marsaud and Svensson.

All Senior Executive Officers of the Company have Change of Control Severance Agreements with the Company ("agreements") which were originally effective until December 31, 1998 for Mr. Svensson until December 31, 2000 for Mr. Westerberg and until December 31, 2002 for Messrs. Lindquist and Jonzon and until December 31, 2005 for Mr. Marsaud, which all are automatically extended annually for additional one-year periods unless notice to the contrary is given. The agreements are otherwise terminable during their periods of effectiveness only by termination of the executive's employment. Such termination in connection with a change in control of the Company (as defined in the agreements) will entitle an executive to benefits under the agreements. In the event that during the two-year period following a change of control, the executive terminates the executive's employment for Good Reason (as defined in the agreements) or, during the 30-day period commencing one year after the change of control, for any reason, or the Company terminates the executive's employment without cause (as defined in the agreements), the executive would be entitled to receive an immediate lump sum payment in an amount equal to three times for Mr. Westerberg, and two and a half time for other Senior Executive Officers, the sum of (i) such executive's then current annual salary, (ii) the average of the bonuses received for the two most recent fiscal years or the bonus for the most recent fiscal year, if higher, and (iii) the taxable value of the benefit of a company car, and (iv) the value of any pension benefits to which the executive would have been entitled to if he remained in service for one year following termination.

Pension Plans

The Company has paid pension benefit premiums for Messrs. Westerberg, Lindquist, Jonzon and Svensson in accordance with customary Swedish practice and for Mr. Marsaud in accordance with customary French practice. Normal retirement age is 65. Mr. Westerberg has an agreement allowing retirement at the age of 60 with pension benefits amounting to 70 percent of the base salary at retirement until the age of 65 and amounting to 50 percent of the base salary after the age of 65. Pursuant to such agreement, the Company pays insurance premiums to ensure the pension benefits of Mr. Westerberg for the period from the date of his retirement until the normal retirement age of 65 and thereafter.

Senior Executive Officers of the Company other than Mr. Westerberg have the right to retire at the age of 60 with pension benefits amounting to 70 percent of the base salary at retirement until the age of 65 and with complementary pension benefits after the age of 65. Pursuant to such agreements, the Company pays insurance premiums on a linear basis to ensure the pension benefits for the period from the date of retirement until normal retirement age of 65 and thereafter for complementary pension benefits.

Compliance With Section 16(A) of the Securities Exchange Act of 1934

The members of the Board, the executive officers of the Company and persons who hold more than ten percent of the Common Stock are subject to the reporting requirements of Section 16(a) of the Exchange Act, which require them to file reports with respect to their ownership of the Company's securities on Form 3 and transactions in the Company's securities on Forms 4 or 5. Based solely on its review of the copies of such forms received by it and written representations from the Company's executive officers and directors, the Company believes that, for the fiscal year ended December 31, 2005, the Section 16(a) filing requirements were complied with by all incumbent executive officers and directors during the year.

2. Ratification of Appointment of Independent Auditors

The Audit Committee of the Board of Directors has appointed Ernst & Young AB as the independent auditing firm for the Company's fiscal year ending December 31, 2006. The Committee has been advised that Ernst & Young AB has no relationship with the Company or its subsidiaries other than that arising from the firm's employment as auditors.

In accordance with directions of the Committee, this appointment is being presented to the stockholders for ratification at the 2006 Annual Meeting. While ratification by stockholders of this appointment is not required by law or the Company's certificate of incorporation or by-laws, the Committee and management believes that such ratification is desirable. In the event this appointment is not ratified by a majority vote of stockholders, the Committee will consider that fact when it selects independent auditors for the next year.

Ernst & Young AB has been the independent auditing firm for the Company since May 1997. Ernst & Young AB has been the independent auditors for Autoliv AB since 1984. Audit services provided to the Company by Ernst & Young AB during 2005 consisted of the examination of the financial statements of the Company and its subsidiaries for that year and the preparation of various reports based thereon.

Audit Fees

The aggregate fees billed for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2005, and reviews of the financial statements included in the Company's Forms 10-Q for the fiscal year 2005 was $6.8 million, out of which Ernst & Young AB billed $6.8 million. The aggregate fees billed for the year 2004 was $7.2 million, out of which Ernst & Young AB billed $ 6.9 million.

Audit Related Services Fees

The aggregate fees billed for audit related services for the fiscal years ended December 31, 2005, and December 31, 2004 were $110,000 and $409,000, respectively, of which Ernst &Young AB was paid $91,000, and $135,000, respectively.

Tax Fees

The aggregate fees billed for professional services rendered for tax compliance, tax advise and tax planning for the fiscal years ended December 31, 2005 and December 31, 2004 $4,105,000 and $1,864,000, respectively, of which Ernst & Young AB was paid $302,000 and $28,000, respectively. Services for tax fees consisted of assistance in tax disputes that originated several years earlier, and assistance related to the Jobs Creation Act.

Financial Information Systems Design and Implementation Fees

The aggregate fees billed for the non-audit, financial information systems design and implementation services described in Paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X, rendered by Ernst & Young AB during the fiscal year ended December 31, 2005 and December 31, 2004 were $0.

All Other Fees

The aggregate fees billed for services rendered by Ernst & Young AB, other than the services discussed in the preceding four paragraphs, for the fiscal years ended December 31, 2005 and December 31, 2004, were $6,000 and $26,000, respectively.

Services for all other fees consisted of completion of expatriates' assignment services.

The Audit Committee has considered the services discussed in the preceding five paragraphs and provided to the Company by Ernst & Young AB and determined that the provision of these services is compatible with maintaining the independence of Ernst & Young AB. The Audit Committee has, however, instructed management to reduce to a minimum of services rendered by Ernst & Young AB other than audit services in the future. In addition, the Audit Committee has adopted strict guidelines for the use of Ernst & Young AB to provide audit and non-audit services, including Audit Committee pre-approval of any such audit and non-audit services. The Audit committee pre-approved 100 percent of such services.

Representatives of Ernst & Young AB will not be present at the Annual Meeting.

THE BOARD RECOMMENDS A VOTE "FOR" THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG AB AS THE COMPANY'S INDEPENDENT AUDITORS.

3. Discretionary Voting of Proxies on Other Matters

Management does not now intend to bring before the 2006 Annual Meeting any matters other than those disclosed in the notice of the meeting. Should any matter requiring a vote of the stockholders be properly brought before the meeting by or at the direction of the Board, the proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote such shares in respect of any such matter in accordance with their best judgment to the extent permitted by applicable law and the listing requirements of the New York Stock Exchange.

For business to be properly brought before an annual stockholders meeting by a stockholder, timely advance written notice thereof must be received by the Secretary of the Company at its principal executive offices in accordance with the Company's by-laws, a copy of which may be obtained by written request to the Company's Secretary. No such notices were received for the 2006 Annual Meeting. For the Company's 2007 Annual Stockholders' Meeting any such notices must be received by the Company not later than March 4, 2007 and not earlier than February 4, 2007.

Stockholder Proposals for 2007 Annual Meeting
Stockholder proposals intended for inclusion in the proxy statement for the 2007 Annual Stockholders Meeting must be received by the Secretary of the Company at its principal executive offices no later than November 8, 2006.

By Order of the Board
March 8, 2006

Jörgen I. Svensson
Vice President for Legal Affairs,
General Counsel and Secretary
Stockholm, Sweden

Autoliv Inc, Box 70381, SE-107 24 Stockholm, Sweden
World Trade Center, Klarabergsviadukten 70, Section E
Tel: +46 (8) 587 206 00; Fax +46 (8) 24 44 93;
Corporate Website: www.autoliv.com
Investor relations:
Sweden Tel: +46 (8) 587 206 23; Fax +46 (8) 411 70 25
U.S. Tel: +1 (248) 475 04 27; Fax +1 (801) 625 66 72